As filed with the U.S. Securities and Exchange Commission on June 13, 2018.
Registration No. 333-225421

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

New Frontier Corporation
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
23rd Floor, 299 QRC
287-299 Queen’s Road Central
Hong Kong
Tel: 852-3703-3251
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
(302) 731-1612
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joel L. Rubinstein Jonathan P. Rochwarger Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Tel: (212) 294-6700	Michael Johns Michael Lockwood Maples and Calder PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Paul D. Tropp Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue, 31st Floor New York, New York 10022 Tel: (212) 277-4000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of ”large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one half of one warrant(2)	23,000,000 Units	$10.00	$230,000,000	$28,635
Class A ordinary shares included as part of the units(3)	23,000,000 Shares	—	—	—(4)
Warrants included as part of the units(3)	11,500,000 Warrants	—	—	—(4)
Total			$230,000,000	$28,635(5)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act.

(2)
Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)
No fee pursuant to Rule 457(g) under the Securities Act.

(5)
Previously paid.

The Registrant hereby amends this  Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
New Frontier Corporation is filing this Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (No. 333-225421) solely for the purpose of filing with the U.S. Securities and Exchange Commission certain exhibits to the Registration Statement as indicated in Item 16 of Part II to this Amendment. This Amendment does not modify any provision of the prospectus constituting Part I of the Registration Statement and, accordingly, the preliminary prospectus constituting Part I of the Registration Statement has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
SEC expenses	$30,000
FINRA expenses	35,000
Accounting fees and expenses	50,000
Printing and engraving expenses	45,000
Travel and road show expenses	25,000
Legal fees and expenses	350,000
Listing and filing fees	85,000
Director & Officers liability insurance premiums(1)	100,000
Miscellaneous	280,000
Total	$1,000,000

(1)
This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14. Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if  (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15. Recent Sales of Unregistered Securities.
On April 19, 2018, New Frontier Public Holding Ltd., our sponsor, subscribed for an aggregate of 10,750,000 of our Class B ordinary shares (up to 750,000 of which are subject to forfeiture by our sponsor depending on the extent to which the underwriters’ over-allotment option is exercised), which were issued to our sponsor on May 29, 2018 in exchange for a capital contribution of  $25,000, or approximately $0.002 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On [    ], in connection with the execution of the forward purchase agreements, our sponsor transferred to certain accredited investors, whom we refer to as anchor investors, an aggregate of 2,262,500 Class B ordinary shares. The founder shares were transferred to the anchor investors in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act as all of the anchor investors are accredited investors under Rule 501 of Regulation D. On June 13, 2018, our sponsor forfeited 475,000 Class B ordinary shares to us for no consideration.
Antony Leung and Carl Wu, our Chairman and Chief Executive Officer, own an indirect majority interest in and are the directors of and control our sponsor. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.
Our sponsor has committed, pursuant to separate written agreements, to purchase an aggregate of 6,000,000 private placement warrants (or 6,600,000 if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of  $1.00 per warrant ($6,000,000 in the aggregate or $6,600,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
On June 4, 2018, we entered into forward purchase agreements pursuant to which the anchor investors agreed to purchase an aggregate of 18,100,000 Class A ordinary shares, plus an aggregate of 4,525,000 redeemable warrants, for an aggregate purchase price of  $181,000,000 in a private placement to close concurrently with our initial business combination.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16. Exhibits and Financial Statement Schedules.
Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
3.1	Memorandum and Articles of Association.*
3.2	Form of Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.
4.2	Specimen Ordinary Share Certificate.
4.3	Specimen Warrant Certificate.
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Winston & Strawn LLP.
5.2	Form of Opinion of Maples and Calder, Cayman Islands Counsel to the Registrant.*
10.1	Form of Letter Agreement among the Registrant, New Frontier Public Holding Ltd. and each of the directors and officers of the Registrant.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.**
10.3	Form of Registration Rights Agreement among the Registrant, New Frontier Public Holding Ltd. and the Holders signatory thereto.
10.4	Form of Private Placement Warrants Purchase Agreement between the Registrant and New Frontier Public Holding Ltd.
10.5	Form of Indemnity Agreement for directors and officers of the Registrant.

Exhibit No.	Description
10.6	Promissory Note, dated as of April 19, 2018, issued to New Frontier Public Holding Ltd.*
10.7	Securities Subscription Agreement, dated April 19, 2018 between New Frontier Public Holding Ltd. and the Registrant.*
10.8	Form of Administrative Services Agreement between the Registrant and [ ].**
10.9	Form of Forward Purchase Agreement, dated as of June 4, 2018, between the Registrant, New Frontier Public Holding Ltd. and the party listed on the signature page thereto.**
14	Form of Code of Ethics and Business Conduct.**
23.1	Consent of WithumSmith+Brown, PC.*
23.2	Consent of Winston & Strawn LLP (included on Exhibit 5.1).
23.3	Consent of Maples and Calder (included on Exhibit 5.2).*
24	Power of Attorney (included on signature page to the initial filing of this Registration Statement).*
99.1	Consent of Edward Leong Che-hung.*
99.2	Consent of Frederick Ma Si-hang.*

*
Previously filed.

**
To be filed by amendment.

Item 17. Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on the 13th day of June, 2018.
NEW FRONTIER CORPORATION
By:
/s/ Carl Wu

Carl Wu
Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Antony Leung Antony Leung	Chairman	June 13, 2018
/s/ Carl Wu Carl Wu	Chief Executive Officer and Director (principal executive officer)	June 13, 2018
/s/ Shuo Wang Shuo Wang	Chief Financial Officer (principal financial and accounting officer)	June 13, 2018
AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the registration statement, solely in its capacity as the duly authorized representative of New Frontier Corporation, in the City of New York, State of New York, on the 13th day of June, 2018.
/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Authorized Representative